Exhibit 99.1


                      MEDCATH TO BUILD FIFTH HEART HOSPITAL

                COMPLETION OF FACILITY IN BAKERFIELD, CALIFORNIA,
                             SCHEDULED FOR FALL 1998

Charlotte, North Carolina (August 19, 1996) - MedCath Incorporated (Nasdaq/NM:MCTH) today announced that it has formed a venture to construct a new heart hospital in Bakersfield, California. This will be MedCath's fifth heart hospital project. The venture plans to complete the hospital by fall 1998. The Company presently operates one heart hospital, the McAllen Heart Hospital, McAllen, Texas, which opened in January of this year, and is developing three additional heart hospitals, the Arkansas Heart Hospital, Little Rock, Arkansas; and the Tucson Heart Hospital, Tucson, Arizona, both of which are expected to open in 1997; and the Heart Hospital of Austin, Texas, expected to open in late 1997 or early 1998.

         The hospital, to be named the Bakersfield Heart Hospital, will be owned and operated by Heart Hospital of BK, LLC, in which MedCath owns a majority interest and serves as managing partner. Other investors currently include a significant number of Bakersfield area physicians who will be actively involved in the design, development and management of medical matters in the hospital. When completed, the facility will allow cardiologists, vascular and cardiovascular surgeons to perform a comprehensive range of diagnostic, interventional and surgical services. MedCath has entered into an option to purchase an 11-acre site in Bakersfield on which the hospital will be located. The Company is not required to obtain a Certificate of Need to construct or operate the hospital, although various other licenses and certifications must be secured before the facility can begin operation.

         Stephen R. Puckett, president of MedCath Incorporated, said, "We are excited to be a part of the healthcare community in Bakersfield. The area is one of California's most rapidly growing cities, with a population growth rate approaching 3% per year. With a growing population that currently approximates 600,000 in the service area, of which 384,000 are in the metro Bakersfield area, we consider the Bakersfield community to be an excellent market which enables us to take advantage of our cardiology carve-out strategy."

         MedCath Incorporated is a provider of cardiology and cardiovascular services through the operation of specialized facilities and the management of physician practices. The Company operates one specialty heart hospital and has three additional heart hospitals under development, manages two medical practices comprised of a total of 66 physicians, manages fixed-site cardiac diagnostic and therapeutic centers, and owns and operates mobile cardiac catheterization laboratories serving networks of hospitals.








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